SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011

Delta Mutual, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-30563
(State or other jurisdiction of incorporation)	(Commission File Number)

14362 N. Frank Lloyd Wright Blvd., Suite 1103, Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 477-5808

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.01 Changes in Registrant's Certifying Accountant.

         (a) On February 16, 2011, Jewett, Schwartz, Wolfe & Associates (“JSW”) advised Delta Mutual, Inc. (the “Company”) that its audit practice was acquired by RBSM LLP, an independent registered public accounting firm. As a result, JSW has resigned as the Company’s independent registered public accounting firm and the Company has engaged the acquiring entity, RBSM LLP, as its independent registered public accounting firm.

From the date that JSW were engaged (December 30, 2009) to the present time, or any other period of time, the reports of JSW on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of JSW as to the Company’s financial statements for the year ended December 31, 2009, was modified for uncertainty due to the substantial doubt about the Company’s ability to continue as a going concern.

During the Company's two most recent fiscal years ended December 31, 2008 and 2009, and any subsequent interim period through February 16, 2011, there were no disagreements with JSW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of JSW, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K during the Company’s two most recent fiscal years ended December 31, 2008 and 2009, and any subsequent interim period though February 16, 2011.

The Company has requested that JSW furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. The letter is attached as an exhibit to this Form 8-K.

b) On February 23, 2011, the Company engaged RBSM LLP as its independent registered public accounting firm. During the two most recent fiscal years and the interim periods preceding the engagement, the Company has not consulted RBSM LLP regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

	(a)	Exhibits:

		Exhibit No.	Description

		16	Letter on change in certifying accountant fromJewett, Schwartz, Wolfe & Associates

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Mutual, Inc.

Date: February 24, 2011	By:	/s/ Malcolm W. Sherman
Malcolm W. Sherman
Executive Vice President